EXHIBIT 4.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated June 18, 2008, with respect to the statement of condition including the related portfolio schedule of Insured Municipals Income Trust, Series 543 (included in Van Kampen Unit Trusts, Municipal Series
702) as of June 18, 2008, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-151552) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

GRANT THORNTON LLP

New York, New York
June 18, 2008